Exhibit 99.1

Varian Medical Systems Reports Record Performance for Second Quarter of Fiscal 2004; Raises Earnings Estimate for the Fiscal Year

    PALO ALTO, Calif.--(BUSINESS WIRE)--April 28, 2004--Varian Medical Systems (NYSE:VAR) today is reporting results for the second quarter of fiscal 2004 with net earnings of $44 million ($0.61 per diluted share), up 28 percent from $34 million ($0.48 per diluted share) in the year-ago period. The company achieved second quarter sales of $321 million, up 20 percent versus the year-ago quarter. Net orders for the second quarter were $348 million, up 19 percent from the year-ago period. Backlog at the end of the second quarter stood at $877 million, up 14 percent from the same time last fiscal year.
    "Net orders, sales, and operating earnings were the highest for any quarter in Varian Medical Systems' five-year history," said Richard M. Levy, the company's chairman and chief executive officer. "Gross profit reached record levels; and, for the 18th consecutive quarter, we established a new record-high backlog, setting the stage for continued sales growth."
    The company again generated positive operating cash flow and ended the quarter with about $396 million in cash and marketable securities. During the quarter, the company spent $36 million to buy back company stock. It spent another $37 million to complete its acquisition of the assets of OpTx Corporation, a supplier of software for medical oncology practices, and to establish a joint venture with Mitsubishi Electric Corp. for selling and servicing linear accelerators in Japan and other parts of Asia.

    Oncology Systems

    Oncology Systems' sales of Clinac(R) accelerators as well as accessories, software, and services for radiation therapy totaled $270 million for the second quarter, up 26 percent from the year-ago period. Second-quarter net orders in the Oncology Systems business totaled $289 million, up 21 percent from the year-ago period.
    North America continued to be Oncology Systems' largest market, representing 59 percent of its net orders during the quarter. For the trailing 12 months, Oncology Systems' net orders increased 14 percent in North America, 25 percent in international markets, and 18 percent overall versus the comparable prior period.
    "Customers are now evaluating new approaches to delivering image-guided radiotherapy and initial orders for our new on-board imager were encouraging," said Levy. "We believe that our integrated system and automated processes for completing a Varian-enabled IGRT (image-guided radiation therapy) treatment in the standard 15-minute appointment is the best solution for the market."
    Meanwhile, the number of centers treating patients with Varian-enabled IMRT (intensity modulated radiation therapy) rose during the quarter to 667 centers, up from 525 centers at the end of the first quarter of this fiscal year.

    X-Ray Products

    As anticipated, second-quarter sales in the X-Ray Products business, including X-ray tubes and amorphous silicon flat-panel digital imagers, were $42 million, down 5 percent from an all-time record second quarter for the business last fiscal year. "We continue to expect modest growth in this business for the full fiscal year with higher sales of our high-end CT scanning tubes and additional business in our emerging line of flat panel imagers," said Levy.

    Other

    The company's Ginzton Technology Center and the company's BrachyTherapy unit recorded combined second quarter sales of $9 million, up 19 percent from the year-ago quarter. Combined second-quarter net orders for these operations were $9 million, up slightly from the year-ago quarter. Growth in Varian's BrachyTherapy net orders was largely offset by a decline in research contracts with the Ginzton Technology Center.

    Outlook

    "Our performance for the first half leads us to expect an increase in earnings per diluted share for fiscal 2004 about 23 percent above our earnings of $1.84 per diluted share in fiscal 2003," said Levy. "We now believe that sales for fiscal year 2004 will rise by about 17 to 18 percent over fiscal 2003 totals. For the third quarter, we expect earnings per diluted share to grow by about 20 percent and sales to grow nearly 15 percent over their respective totals in the year-ago third quarter."

    Investor Conference Call

    Varian Medical Systems will conduct its fiscal 2004 second-quarter conference call at 5 p.m. ET today. To hear a live webcast or replay of the call, visit the investor relations page on the company's web site at www.varian.com/investor. To access the call, dial 1-800-299-9630 from inside the U.S. or 1-617-786-2904 from outside the U.S. and enter confirmation code number 68055536. A replay can be accessed by dialing 1-888-286-8010 from inside the U.S. or 1-617-801-6888 from outside the U.S. and entering confirmation code 89615170. The replay will be archived and available on the company's website for one year.

    Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,160 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended September 26, 2003, Varian Medical Systems reported sales of over $1 billion. Additional information is available on the company's web site at www.varian.com

    Forward Looking Statements

    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technologies; growth drivers; the company's orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "will," "should," "expect," "believe," "could," "hope," "lead," or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include demand for the company's products; the company's ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; the company's ability to maintain or increase operating margins; the company's ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; the company's ability to protect the company's intellectual property; the company's reliance on sole or limited-source suppliers; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; the impact of third-party reimbursement levels on orders and sales; the company's ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company's business; the effect of changes in accounting principles; the risk of operations interruptions due to terrorism, disease, such as Severe Acute Respiratory Syndrome, and other events beyond the company's control; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

    A summary of earnings and other financial information follows:



         Varian Medical Systems, Inc. and Subsidiary Companies
                  Consolidated Statements of Earnings
      (Dollars and shares in millions, except per share amounts)
                              (Unaudited)

                                         Q2 QTR  Q2 QTR  Q2 YTD Q2 YTD
                                           2004    2003   2004    2003
                                           ------ ------ ------ ------
 Net orders                               $348.4  293.6  656.7  544.7
   Oncology Systems                        289.2  238.6  544.3  452.5
   X-Ray Products                           49.7   45.9   93.8   77.6
   Other                                     9.5    9.1   18.6   14.6

 Order backlog                            $877.5  770.1  877.5  770.1

 Sales                                    $320.6  266.2  587.6  472.9
   Oncology Systems                        269.9  214.5  490.7  380.4
   X-Ray Products                           41.7   44.2   79.0   78.2
   Other                                     9.0    7.5   17.9   14.3

 Gross margin                              132.4  106.0  238.9  186.1
   As a percent of sales                    41.3%  39.8%  40.6%  39.4%

 Operating expenses
   Research and development                 18.5   14.2   36.1   26.6
   Selling, general and administrative      47.0   39.6   91.5   75.3

 Operating earnings                         66.9   52.2  111.3   84.2
   As a percent of sales                    20.9%  19.6%  18.9%  17.8%

 Interest income, net                       (0.3)  (0.7)  (0.8)  (1.3)

 Earnings before taxes                      67.2   52.9  112.1   85.5

 Taxes on earnings                          23.5   18.7   39.2   30.3

 Net earnings(1)                          $ 43.7   34.2   72.9   55.2
----------------------------------------------------------------------

   Net earnings per share - basic:(1)     $ 0.64   0.50   1.07   0.81

   Net earnings per share - diluted:(1)   $ 0.61   0.48   1.02   0.78

 Shares used in the calculation of net
  earnings per share:
 Average shares outstanding - basic         68.3   68.1   68.2   68.0
 Average shares outstanding - diluted       71.7   71.1   71.4   71.0

(1) Note: If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the second quarter of fiscal years 2004 and 2003 would have been reduced by $6.1M and $6.5M, respectively, and net earnings for the first six months of fiscal years 2004 and 2003 would have been reduced by $10.4M and $10.5M, respectively. Net earnings per basic share for the second quarter of fiscal years 2004 and 2003 would have been $0.55 and $0.41, respectively, and net earnings per diluted share would have been $0.52 and $0.39, respectively. Net earnings per basic share for the first six months of fiscal years 2004 and 2003 would have been $0.92 and $0.66, respectively, and net earnings per diluted share would have been $0.87 and $0.63, respectively.


        Varian Medical Systems, Inc. and Subsidiary Companies
                     Consolidated Balance Sheets

----------------------------------------------------------------------
(Dollars in thousands)                      April 2,     September 26,
                                              2004            2003
                                           (Unaudited)
----------------------------------------------------------------------
Assets
Current assets
    Cash and cash equivalents             $    226,079 $      210,448
    Short-term marketable securities           113,305        112,128
    Accounts receivable, net                   269,209        252,265
    Inventories                                123,828        116,815
    Other current assets                       120,994        113,868
                                           ------------ --------------
     Total current assets                      853,415        805,524
                                           ------------ --------------

Property, plant and equipment                  243,570        236,077
    Accumulated depreciation and
     amortization                             (162,225)      (154,905)
                                           ------------ --------------
     Net property, plant and equipment          81,345         81,172
                                           ------------ --------------

Long-term marketable securities                 56,258         84,820
Goodwill                                       111,496         59,979
Other non-current assets                        47,330         21,992
                                           ------------ --------------
Total assets                              $  1,149,844 $    1,053,487
                                           ============ ==============

Liabilities and Stockholders' Equity
Current liabilities
    Accounts payable - trade              $     49,382 $       47,169
    Accrued expenses                           234,434        240,406
    Product warranty                            38,496         36,040
    Advance payments from customers            108,805         85,801
                                           ------------ --------------
     Total current liabilities                 431,117        409,416
Long-term accrued expenses and other            36,397         21,895
Long-term debt                                  58,500         58,500
                                           ------------ --------------
     Total liabilities                         526,014        489,811
                                           ------------ --------------

Stockholders' Equity
Common stock                                    68,460         67,971
Capital in excess of par value                 202,233        157,258
Retained earnings and accumulated other
 comprehensive loss                            353,137        338,447
                                           ------------ --------------
     Total stockholders' equity                623,830        563,676
                                           ------------ --------------
Total liabilities and
 stockholders' equity                     $  1,149,844 $    1,053,487
                                           ============ ==============

    CONTACT: Varian Medical Systems
             Elisha Finney, 650-424-6803
             elisha.finney@varian.com
             Spencer Sias, 650-424-5782
             spencer.sias@varian.com